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                                   Exhibit E

         Mutual  funds  with   similar   investment   objectives   to  Excelsior
Institutional International Equity Fund for which Harding Loevner provides investment advisory services:

                                             Contractual Advisory Fee
                     Net Assets as of        Rate Expressed as a
Name of Fund         July 31, 1995           Percentage of Net Assets
                     ($ millions)

AMT                  $43.4                   0.75%*
International
Equity Fund

TIFF                 $44.7                   Determined   in   accordance
International                                with  the following  formula:
Equity Fund                                  Fee=  30 +  (.185 x Excess
                                             Return  -  130)  where   Excess
                                             Return  =  Harding  Loevner
                                             Return  - a benchmark  return.
                                             Fee has a  floor  of 0.10% and
                                             a cap of 1.50%

Stalwart             $4.4                    0.60%
International
Equity Fund


* Fee waived as necessary to keep total operating expenses under 1.00%.